Exhibit 2

PROMISSORY NOTE

$361,968.75	Houston, Texas	August 24, 2012

FOR VALUE RECEIVED, the undersigned, EASTWOOD TRUST (“Maker”), hereby promises to pay to the order of Muragai Financial, LLC, a Delaware limited liability company (“Payee”), at its designated office, in lawful money of the United States of America, the principal sum of THREE HUNDRED SIXTY-ONE THOUSAND NINE HUNDRED SIXTY-EIGHT AND 75/100 DOLLARS ($361,968.75), together with interest thereon at the rate set forth below.

The outstanding principal balance hereof shall bear interest prior to maturity at a fixed rate per annum equal to the lesser of (a) the Maximum Rate (hereinafter defined), or (b) twenty-five hundredths percent (0.25%), compounded annually. If an Event of Default (hereinafter defined) has occurred and is existing, the principal hereof shall bear interest at the Default Rate (hereinafter defined).

Interest on the indebtedness evidenced by this Note shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

All outstanding principal of this Note and all accrued interest thereon shall be due and payable on August 1, 2015.

This Note is secured as provided in the Security Agreement (hereinafter defined).

Maker may prepay the principal of and accrued interest on this Note at any time without premium or penalty, provided that all such prepayments of principal shall be applied to the principal payments due hereon in inverse order of their maturities.

As used in this Note, the following terms shall have the respective meanings indicated below:

“Default Rate” means the lesser of (a) six percent (6%), or (b) the Maximum Rate.

“Event of Default” each of the following shall constitute and be deemed an “Event of Default”:

(a) Maker shall fail to pay this Note or any installment of this Note, whether principal or interest, within five (5) days of the date when due.

(b) Any representation or warranty made or deemed made by Maker in any certificate, report, notice, or financial statement furnished at any time in connection with this Note or any Loan Document shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

(c) Maker shall fail to perform, observe, or comply with any covenant, agreement or term contained in this Note or any Loan Document for a period of ten (10) days following the date on which Payee gives Maker notice of such failure.

(d) Maker shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any action to authorize any of the foregoing.

(e) An involuntary proceeding shall be commenced against Maker seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days.

(f) Maker shall fail to pay when due any principal of or interest on any debt for borrowed money (other than the obligations hereunder), or the maturity of any such debt shall have been accelerated, or any such debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such debt or any person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(g) This Note or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Maker, or Maker shall deny that it has any further liability or obligation hereunder prior to payment in full of all obligations hereunder, or the security interest created by the Security Agreement shall cease to be a first priority security interest.

“Loan Documents” means this Note and all security agreements, deeds of trust, pledge agreements, assignments, letters of credit, guaranties, certificates and other instruments, documents, and agreements, if any, executed and delivered pursuant to or in connection with this Note, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

“Maximum Rate” means the maximum rate of nonusurious interest permitted from day to day by applicable law, including Chapter 303 of the Texas Finance Code (the “Code”) (and as the same may be incorporated by reference in other Texas statutes). To the extent that Chapter 303 of the Code is relevant to any holder of this Note for the purposes of determining the Maximum Rate, each such holder elects to determine such applicable legal rate pursuant to the “weekly ceiling,” from time to time in effect, as referred to and defined in

Chapter 303 of the Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Code, and further subject to any right such holder may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

“Obligations” means all obligations, indebtedness, and liabilities of Maker to Payee, now existing or hereafter arising, including, without limitation, the obligations, indebtedness, and liabilities of Maker under this Note (including the payment of principal and interest hereon) and the other Loan Documents and all interest accruing thereon and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, governmental authority, or other entity.

“Security Agreement” means the Security Agreement-Pledge dated of even date herewith, executed by Maker for the benefit of Payee, as the same may be amended, supplemented, or modified from to time.

The proceeds of this Note shall be used solely for business purposes and this Note was not entered into as a consumer-goods transaction or a consumer transaction.

Maker agrees with Payee that promptly after the commencement thereof, Maker will give Payee notice of all actions, suits and proceedings before any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, affecting Maker which could have a material adverse effect on the financial condition of Maker.

Maker agrees with Payee that Maker will comply in all material respects with all laws and regulations and all agreements, contracts and instruments binding on it or affecting its properties or business.

Maker agrees with Payee that Maker will pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a lien upon any of its property.

Maker agrees with Payee that Maker will execute and deliver such further instruments as may be requested by Payee to carry out the provisions and purposes of this Note and the other Loan Documents and to preserve and perfect the Liens of Payee in the collateral for this Note.

Maker represents and warrants to Payee that (a) this Note is a legal, binding obligation of Maker, enforceable against Maker in accordance with its terms, (b) there are no claims pending, or to Maker’s knowledge threatened, which, if adversely determined, would have a material adverse effect on the financial condition, operations or properties of Maker, and (c) no authorization or consent of, and no filing or registration with, any court, governmental authority or third party is or will be necessary for the execution, delivery or performance by Maker of this Note and the other Loan Documents.

All notices and other communications provided for in this Note and the other Loan Documents shall be in writing and may be telecopied (faxed), mailed by certified mail return receipt requested, or delivered to the intended recipient at the addresses specified below or at such other address as shall be designated by any party listed below in a notice to the other parties listed below given in accordance with this paragraph.

If to Maker:	Eastwood Trust 7941 Katy Freeway #529 Houston, Texas 77024 Attention: Jon Hildebrand, Trustee

If to Payee:	Muragai Financial, LLC 800 Gessner, Suite 600 Houston, Texas 77024

Except as otherwise provided in this Note or any Loan Document, all such communications shall be deemed to have been duly given when transmitted by telecopy (fax), subject to confirmation of receipt, when personally delivered or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid.

Notwithstanding anything to the contrary contained herein, no provisions of this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither Maker nor the sureties, guarantors, successors or assigns of Maker shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Maker and Payee shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Rate.

Upon the occurrence of any Event of Default, the holder hereof may, at its option, (a) declare the entire unpaid principal of and accrued interest on this Note immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, (b) foreclose the security interests created by the Security Agreement or any other Loan Document, (c) offset against this Note any sum or sums owed by the holder hereof to Maker, and (d) take any and all other actions available to Payee under this Note, at law, in equity or otherwise. Failure of the holder hereof to exercise any of the foregoing options shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent Event of Default.

If the holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay all costs, expenses, and fees incurred by the holder, including all reasonable attorneys’ fees.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS NOTE IS PERFORMABLE IN HARRIS COUNTY, TEXAS.

Maker and each surety, guarantor, endorser, and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute part or all of the collateral securing this Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

THIS NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT BETWEEN MAKER AND PAYEE WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE.

EASTWOOD TRUST

By:	/s/ Jon Hildebrand
Jon Hildebrand, Trustee